Exhibit 99.1

FOR IMMEDIATE RELEASE

DICK'S Sporting Goods Reports First Quarter Results; Revises Full Year Outlook

•
Consolidated non-GAAP earnings per diluted share increased 4% to $0.50 in the first quarter of 2014 as compared to consolidated non-GAAP earnings per diluted share of $0.48 in the first quarter of 2013

•	Consolidated same store sales for the first quarter increased 1.5%

•	Significant weakness in golf and hunting overshadowed strength in athletic apparel, athletic footwear and team sports and a continued acceleration of the eCommerce business

•	Company lowers full year earnings outlook to reflect continuation of negative trends in golf and hunting

•	Company repurchased $25.0 million of common stock and also declared a $0.125 per share quarterly dividend

PITTSBURGH, May 20, 2014 - DICK'S Sporting Goods, Inc. (NYSE: DKS), the largest U.S. based full-line omni-channel sporting goods retailer, today reported sales and earnings results for the first quarter ended May 3, 2014.

First Quarter Results

The Company reported consolidated non-GAAP net income for the first quarter ended May 3, 2014 of $61.3 million, or $0.50 per diluted share, excluding a gain on the sale of an asset, compared to the Company's expectations provided on March 11, 2014 of $0.51 to 0.53 per diluted share. For the first quarter ended May 4, 2013, the Company reported consolidated non-GAAP net income of $60.5 million, or $0.48 per diluted share.

On a GAAP basis, the Company reported consolidated net income for the first quarter ended May 3, 2014 of $70.0 million, or $0.57 per diluted share. For the first quarter ended May 4, 2013, the Company reported consolidated net income of $64.8 million, or $0.52 per diluted share. The GAAP to non-GAAP reconciliations are included in a table later in the release under the heading "Non-GAAP Net Income and Earnings Per Share Reconciliations."

Net sales for the first quarter of 2014 increased 7.9% to $1.4 billion. Consolidated same store sales increased 1.5%, compared to the Company's guidance of an approximate 3 to 4% increase. First quarter 2013 consolidated same store sales decreased 3.8%, adjusted for the shifted retail calendar due to the 53rd week in 2012. Same store sales in the first quarter of 2014 for DICK'S Sporting Goods increased 2.3%, while Golf Galaxy decreased 10.4%.

"Our difficulties this quarter were isolated to two categories: golf and hunting," said Edward W. Stack, Chairman and CEO. "After a very challenging first quarter in golf last year, we expected some further headwinds and only modest improvement, but instead we saw a continued significant decline. In the case of hunting, we planned the business down based on last year's catalysts, but it was even weaker than expected."

Mr. Stack continued, "Despite these challenges, our eCommerce business continued to show exceptional growth and we saw significant strength in several categories in the first quarter, including womens and youth athletic apparel, footwear and team sports."

Omni-channel Development

eCommerce penetration for the quarter was 7.0% of total sales, compared to 5.8% in the first quarter last year.

In the first quarter, the Company also opened eight new DICK'S Sporting Goods stores. These stores are listed in a table later in the release under the heading "Store Count and Square Footage." The Company also relocated one DICK'S Sporting Goods store and one Golf Galaxy store during the first quarter. As of May 3, 2014, the Company operated 566 DICK'S Sporting Goods stores in 46 states, with approximately 30.6 million square feet and 79 Golf Galaxy stores in 29 states, with approximately 1.4 million square feet.

Balance Sheet

The Company ended the first quarter of 2014 with approximately $139 million in cash and cash equivalents as compared to approximately $114 million at the end of the first quarter of 2013. The Company did not have any outstanding borrowings under its $500 million revolving credit facility. Over the course of the past twelve months, the Company utilized capital to invest in omni-channel growth, repurchase shares and pay quarterly dividends.

Total inventory was 12.8% higher at the end of the first quarter of 2014 as compared to the end of the first quarter of 2013. The increase in inventory reflects investments in strategic growth categories, new concepts and excess inventory in golf and hunting.

Capital Allocation

In the first quarter of 2014, the Company repurchased approximately 0.5 million shares of its common stock at an average cost of $55.44 per share, for a total cost of $25.0 million. To date, the Company has repurchased $280.6 million of common stock under its $1 billion share repurchase authorization.

On May 15, 2014, the Company's Board of Directors authorized and declared a quarterly dividend in the amount of $0.125 per share on the Company's Common Stock and Class B Common Stock. The dividend is payable in cash on June 27, 2014 to stockholders of record at the close of business on June 6, 2014.

Current 2014 Outlook

The Company's current outlook for 2014 is based on current expectations and includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as described later in this release. Although the Company believes that the expectations and other comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations or comments will prove to be correct.

The Company expects the challenges in golf to continue throughout the year, while hunting sales are anticipated to stabilize and begin returning to normalized levels by the end of the year. As a result, the Company has revised its full year outlook. Given the importance of golf and hunting to the Company's second quarter, the Company expects a disproportionate impact to sales and earnings in the second quarter.

❖	Full Year 2014

•
Based on an estimated 124 million diluted shares outstanding, the Company currently anticipates reporting consolidated non-GAAP earnings per diluted share of approximately $2.70 to 2.85, excluding a gain on the sale of an asset. This compares to the previous expectation, provided on March 11, 2014, of $3.03 to 3.08 per diluted share. For the 52 weeks ended February 1, 2014, the Company reported consolidated earnings per diluted share of $2.69.

•
Consolidated same store sales are currently expected to increase approximately 1 to 3%, compared to a 1.9% increase in fiscal 2013. This compares to the previous expectation, provided on March 11, 2014, of an approximate 3 to 4% increase.

•
The Company expects to open approximately 50 new DICK'S Sporting Goods stores, relocate five DICK'S Sporting Goods stores and remodel five DICK'S Sporting Goods stores in 2014. The Company also expects to open approximately eight new Field & Stream stores, relocate two Golf Galaxy stores and open one new Golf Galaxy store in 2014.

❖	Second Quarter 2014

•
Based on an estimated 124 million diluted shares outstanding, the Company currently anticipates reporting consolidated earnings per diluted share of approximately $0.62 to 0.67 in the second quarter of 2014, compared to second quarter 2013 non-GAAP consolidated earnings per diluted share of $0.71, excluding an asset impairment charge. On a GAAP basis, the Company reported consolidated earnings per diluted share of $0.67 in the second quarter of 2013.

•
Consolidated same store sales are currently expected to increase approximately 1 to 3% in the second quarter of 2014, as compared to a 0.4% decrease in the second quarter of 2013, adjusted for the shifted retail calendar due to the 53rd week in 2012.

•	The Company expects to open approximately eight new DICK'S Sporting Goods stores, one new Field & Stream store and relocate three DICK'S Sporting Goods stores in the second quarter of 2014.

❖	Capital Expenditures

•	In 2014, the Company anticipates capital expenditures to be approximately $360 million on a gross basis and approximately $265 million on a net basis.

Conference Call Info

The Company will host a conference call today at 10:00 a.m. Eastern Time to discuss the first quarter results. Investors will have the opportunity to listen to the earnings conference call over the internet through the Company's website located at www.DICKS.com/Investors. To listen to the live call, please go to the website at least fifteen minutes early to register and download and install any necessary audio software.

In addition to the webcast, the call can be accessed by dialing (877) 443-5743 (domestic callers) or (412) 902-6617 (international callers) and requesting the "DICK'S Sporting Goods Earnings Call."

For those who cannot listen to the live webcast, it will be archived on the Company's website for approximately 30 days. In addition, a dial-in replay of the call will be available. To listen to the replay, investors should dial (877) 344-7529 (domestic callers) or (412) 317-0088 (international callers) and enter confirmation code 10044771. The dial-in replay will be available for approximately 30 days following the live call.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

Except for historical information contained herein, the statements in this release or otherwise made by our management in connection with the subject matter of this release are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond our control. Our future performance and financial results may differ materially from those included in any such forward-looking statements and such forward-looking statements should not be relied upon by investors as a prediction of actual results. You can identify these statements as those that may predict, forecast, indicate or imply future results, performance or advancements and by forward-looking words such as "believe", "anticipate", "expect", "estimate", "predict", "intend", "plan", "project", "goal", "will", "will be", "will continue", "will result", "could", "may", "might" or other words with similar meanings. Forward-looking statements include statements regarding, among other things, our expectations for the continuation of negative trends and challenges in the golf business, negative trends in the hunting business, stabilization and normalized levels of hunting sales, timing of the impact of golf and hunting sales to the Company's overall sales and earnings, the Company's future performance, growth in the omni-channel network, number of new store openings and capital expenditures.

The following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results, and could cause actual results for fiscal 2014 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this release or otherwise made by our management: economic and financial uncertainties may cause a decline in consumer spending; intense competition in the sporting goods industry; changes in consumer demand or shopping patterns; limitations on the availability of attractive store locations and/or lease terms; unauthorized disclosure of sensitive or confidential customer information; risks relating to our private brand offerings; disruptions with our eCommerce services provider or of our information systems; access to adequate capital; changing laws and regulations affecting our business including the regulation of consumer products; factors affecting our vendors; litigation risks; foreign trade issues and currency exchange rate fluctuations; the loss of our key executives, especially Edward W. Stack, our Chairman and Chief Executive Officer; protection of our intellectual property; ability to attract and retain qualified business leaders; disruption at our distribution centers; developments with sports leagues, professional athletes or sports superstars; weather and seasonality of our business; risks associated with strategic investments or acquisitions; risks associated with being a controlled company; our anti-takeover provisions; our current intention to issue quarterly cash dividends; and our share repurchase activity, if any.

Known and unknown risks and uncertainties are more fully described in the Company's Annual Report on Form 10-K for the year ended February 1, 2014 as filed with the Securities and Exchange Commission ("SEC") on March 28, 2014 and in other reports filed with the SEC. In addition, we operate in a highly competitive and rapidly changing environment; therefore, new risk factors can arise, and it is not possible for management to predict or assess the impact of all such risk factors. Forward-looking statements included in this release are made as of the date of this release. We do not assume any obligation and do not intend to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by the securities laws.

About DICK'S Sporting Goods, Inc.

Founded in 1948, DICK'S Sporting Goods, Inc. is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of May 3, 2014, the Company operated 566 DICK'S Sporting Goods locations across the United States, serving and inspiring athletes and outdoor enthusiasts to achieve their personal best through a blend of dedicated associates, in-store services and unique specialty shop-in-shops dedicated to Team Sports, Athletic Apparel, Golf, Lodge/Outdoor, Fitness and Footwear.

Headquartered in Pittsburgh, PA, DICK'S also owns and operates Golf Galaxy, Field & Stream and True Runner specialty stores. DICK'S offers its products through a content-rich eCommerce platform that is integrated with its store network and provides customers with the convenience and expertise of a 24-hour storefront. DICK'S Sporting Goods, Inc. news releases are available at www.DICKS.com/Investors. The Company's website is not part of this release.

Contacts:

Anne-Marie Megela, Vice President – Treasury Services and Investor Relations, or
Scott W. McKinney, Director of Investor Relations
DICK'S Sporting Goods, Inc.
investors@dcsg.com
(724) 273-3400

###

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	13 Weeks Ended
	May 3, 2014	% of Sales	May 4, 2013	% of Sales (1)

Net sales	$1,438,908	100.00%	$1,333,701	100.00%
Cost of goods sold, including occupancy and distribution costs	998,025	69.36	922,047	69.13

GROSS PROFIT	440,883	30.64	411,654	30.87

Selling, general and administrative expenses	322,589	22.42	312,708	23.45
Pre-opening expenses	6,206	0.43	1,329	0.10

INCOME FROM OPERATIONS	112,088	7.79	97,617	7.32

Interest expense	610	0.04	669	0.05
Other income	(2,364)	(0.16)	(6,204)	(0.47)

INCOME BEFORE INCOME TAXES	113,842	7.91	103,152	7.73

Provision for income taxes	43,858	3.05	38,331	2.87

NET INCOME	$69,984	4.86%	$64,821	4.86%

EARNINGS PER COMMON SHARE:
Basic	$0.58		$0.53
Diluted	$0.57		$0.52

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	121,138		122,702
Diluted	123,360		125,862

Cash dividend declared per share	$0.125		$0.125

(1) Column does not add due to rounding

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(Dollars in thousands)

	May 3, 2014	May 4, 2013	February 1, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$139,372	$113,889	$181,731
Accounts receivable, net	66,479	46,064	60,779
Income taxes receivable	6,861	3,250	7,275
Inventories, net	1,480,724	1,312,737	1,232,065
Prepaid expenses and other current assets	93,751	84,275	99,386
Deferred income taxes	33,715	42,707	38,835
Total current assets	1,820,902	1,602,922	1,620,071

Property and equipment, net	1,077,254	876,734	1,084,529
Intangible assets, net	97,795	98,380	98,255
Goodwill	200,594	200,594	200,594
Other assets:
Deferred income taxes	2,606	3,798	2,477
Other	70,286	155,447	65,561
Total other assets	72,892	159,245	68,038
TOTAL ASSETS	$3,269,437	$2,937,875	$3,071,487

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$701,005	$658,626	$562,439
Accrued expenses	273,761	246,652	265,040
Deferred revenue and other liabilities	134,406	120,767	154,384
Income taxes payable	34,914	18,469	19,825
Current portion of other long-term debt and leasing obligations	459	8,407	899
Total current liabilities	1,144,545	1,052,921	1,002,587
LONG-TERM LIABILITIES:
Other long-term debt and leasing obligations	6,356	7,137	6,476
Deferred income taxes	25,965	5,788	38,617
Deferred revenue and other liabilities	357,359	295,487	331,628
Total long-term liabilities	389,680	308,412	376,721
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock	962	977	961
Class B common stock	249	249	249
Additional paid-in capital	972,338	894,237	958,943
Retained earnings	1,242,140	961,517	1,187,514
Accumulated other comprehensive income	31	106	24
Treasury stock, at cost	(480,508)	(280,544)	(455,512)
Total stockholders' equity	1,735,212	1,576,542	1,692,179
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,269,437	$2,937,875	$3,071,487

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
(Dollars in thousands)

	13 Weeks Ended
	May 3, 2014	May 4, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$69,984	$64,821
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	36,859	32,808
Deferred income taxes	(7,661)	(13,459)
Stock-based compensation	6,705	7,085
Excess tax benefit from exercise of stock options	(6,240)	(12,709)
Tax benefit from exercise of stock options	9	84
Gain on sale of asset	(14,428)	—
Other non-cash items	145	145
Changes in assets and liabilities:
Accounts receivable	(375)	(4,880)
Inventories	(248,659)	(216,551)
Prepaid expenses and other assets	(14,407)	(10,455)
Accounts payable	168,833	152,061
Accrued expenses	(2,729)	(28,000)
Income taxes payable / receivable	21,743	(25,081)
Deferred construction allowances	24,002	7,095
Deferred revenue and other liabilities	(19,857)	(28,316)
Net cash provided by (used in) operating activities	13,924	(75,352)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(63,918)	(33,954)
Proceeds from sale of other assets	73,392	—
Deposits and purchases of other assets	(4)	(34,674)
Net cash provided by (used in) investing activities	9,470	(68,628)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on other long-term debt and leasing obligations	(560)	(731)
Construction allowance receipts	—	—
Proceeds from exercise of stock options	7,945	12,909
Excess tax benefit from exercise of stock options	6,240	12,709
Minimum tax withholding requirements	(7,499)	(12,773)
Cash paid for treasury stock	(25,000)	(80,603)
Cash dividend paid to stockholders	(16,619)	(18,168)
Decrease in bank overdraft	(30,267)	(682)
Net cash used in financing activities	(65,760)	(87,339)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	7	(6)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(42,359)	(231,325)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	181,731	345,214
CASH AND CASH EQUIVALENTS, END OF PERIOD	$139,372	$113,889

Store Count and Square Footage

The stores that opened during the first quarter of 2014 are as follows:

Store	Market	Concept
Panama City Beach, FL	Panama City	DICK'S Sporting Goods
Fort Myers, FL	Fort Myers	DICK'S Sporting Goods
Slidell, LA	New Orleans	DICK'S Sporting Goods
Wauwatosa, WI	Milwaukee	DICK'S Sporting Goods
Daly City, CA	San Francisco	DICK'S Sporting Goods
Tampa, FL	Tampa	DICK'S Sporting Goods
Alabaster, AL	Birmingham	DICK'S Sporting Goods
Lawton, OK	Lawton	DICK'S Sporting Goods

The following represents a reconciliation of beginning and ending stores and square footage for the periods indicated:

Store Count:

	Fiscal 2014			Fiscal 2013
	DICK'S Sporting Goods	Golf Galaxy / Specialty Store Concepts (1)	Total	DICK'S Sporting Goods	Golf Galaxy / Specialty Store Concepts (1)	Total
Beginning stores	558	84	642	518	83	601
Q1 New stores	8	—	8	2	—	2
Ending stores	566	84	650	520	83	603

Relocated stores	1	1	2	—	—	—

Square Footage:
(in millions)

	DICK'S Sporting Goods	Golf Galaxy / Specialty Store Concepts (1)	Total (2)
Q1 2013	28.3	1.4	29.7
Q2 2013	28.7	1.4	30.0
Q3 2013	29.9	1.5	31.4
Q4 2013	30.1	1.5	31.6
Q1 2014	30.6	1.5	32.1

(1)	Includes the Company's Field & Stream and True Runner stores.

(2)	Column may not add due to rounding.

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles ("GAAP"), the Company provides information regarding net income and earnings per diluted share adjusted for certain non-recurring, infrequent or unusual items; earnings before interest, taxes and depreciation, adjusted to exclude certain significant gains and losses ("adjusted EBITDA"), a reconciliation from the Company's gross capital expenditures, net of tenant allowances and new store productivity. These measures are considered non-GAAP and are not preferable to GAAP financial information; however, the Company believes this information provides additional measures of performance that the Company's management, analysts and investors can use to compare core operating results between reporting periods. These non-GAAP measures are provided below and on the Company's website at www.DICKS.com/Investors.

Non-GAAP Net Income and Earnings Per Share Reconciliations:
(in thousands, except per share data):

	Fiscal 2014
	13 Weeks Ended May 3, 2014

	As Reported	Gain on Sale of Asset	Non-GAAP Total
Net sales	$1,438,908	$—	$1,438,908
Cost of goods sold, including occupancy and distribution costs	998,025	—	998,025

GROSS PROFIT	440,883	—	440,883

Selling, general and administrative expenses	322,589	14,428	337,017
Pre-opening expenses	6,206	—	6,206

INCOME FROM OPERATIONS	112,088	(14,428)	97,660

Interest expense	610	—	610
Other income	(2,364)	—	(2,364)

INCOME BEFORE INCOME TAXES	113,842	(14,428)	99,414

Provision for income taxes	43,858	(5,771)	38,087

NET INCOME	$69,984	$(8,657)	$61,327

EARNINGS PER COMMON SHARE:
Basic	$0.58		$0.51
Diluted	$0.57		$0.50

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	121,138		121,138
Diluted	123,360		123,360

During the first quarter of 2014, the Company recorded a pre-tax $14.4 million gain on sale of a corporate aircraft. The provision for income taxes was calculated at 40%, which approximates the Company's blended tax rate.

	Fiscal 2013
	13 Weeks Ended May 4, 2013

	As Reported	Recovery of Previously Impaired Asset	Non-GAAP Total
Net sales	$1,333,701	$—	$1,333,701
Cost of goods sold, including occupancy and distribution costs	922,047	—	922,047

GROSS PROFIT	411,654	—	411,654

Selling, general and administrative expenses	312,708	—	312,708
Pre-opening expenses	1,329	—	1,329

INCOME FROM OPERATIONS	97,617	—	97,617

Interest expense	669	—	669
Other income	(6,204)	4,342	(1,862)

INCOME BEFORE INCOME TAXES	103,152	(4,342)	98,810

Provision for income taxes	38,331	—	38,331

NET INCOME	$64,821	$(4,342)	$60,479

EARNINGS PER COMMON SHARE:
Basic	$0.53		$0.49
Diluted	$0.52		$0.48

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	122,702		122,702
Diluted	125,862		125,862

During the first quarter of 2013, the Company determined that it would recover $4.3 million of its investment in JJB Sports, which it had previously fully impaired. There is no related tax expense as the Company reversed a portion of the deferred tax valuation allowance it had previously recorded for net capital loss carryforwards it did not expect to realize at the time its investment in JJB Sports was fully impaired.

Adjusted EBITDA

Adjusted EBITDA should not be considered as an alternative to net income or any other generally accepted accounting principles measure of performance or liquidity. Adjusted EBITDA, as the Company has calculated it, may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA is a key metric used by the Company that provides a measurement of profitability that eliminates the effect of changes resulting from financing decisions, tax regulations and capital investments.

	13 Weeks Ended
	May 3, 2014	May 4, 2013
	(dollars in thousands)
Net income	$69,984	$64,821
Provision for income taxes	43,858	38,331
Interest expense	610	669
Depreciation and amortization	36,859	32,808
EBITDA	$151,311	$136,629
Less: Recovery of previously impaired asset	—	(4,342)
Less: Gain on sale of asset	(14,428)	—
Adjusted EBITDA, as defined	$136,883	$132,287

% increase in adjusted EBITDA	3%

Reconciliation of Gross Capital Expenditures to Net Capital Expenditures

The following table represents a reconciliation of the Company's gross capital expenditures to its capital expenditures, net of tenant allowances.

	13 Weeks Ended
	May 3, 2014	May 4, 2013
	(dollars in thousands)
Gross capital expenditures	$(63,918)	$(33,954)
Proceeds from sale-leaseback transactions	—	—
Deferred construction allowances	24,002	7,095
Construction allowance receipts	—	—
Net capital expenditures	$(39,916)	$(26,859)

New Store Productivity

Beginning in 2014, the Company adjusted its calculation of new store productivity to more accurately reflect the performance of new stores. New store productivity now compares the trailing twelve-month sales per square foot for new stores with the sales per square foot for stores included in the same store sales calculation. Previously, new store productivity was determined as the difference between the percent change in total sales and the percent change in same store sales for the quarter, as a percentage of the growth rate in square footage compared to the year-ago quarter. The Company believes that the change in calculation method will more accurately reflect store performance and should minimize fluctuations in the metric caused by variations in timing of new store openings during a quarter.

The following table presents the Company's fiscal 2013 new store productivity results for its DICK'S Sporting Goods stores, under the Company's current calculation method. Golf Galaxy, other specialty store concepts and the Company's eCommerce business are excluded from the calculation.

	DICK'S Sporting Goods Stores
	Quarter Ended
	May 4, 2013	August 3, 2013	November 2, 2013	February 1, 2014

New store productivity	99.8%	98.1%	98.9%	98.9%